EXHIBIT 23.1b



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Bank United Corp.:


We consent to incorporation by reference in the Registration Statements Nos. 333-19237, 333-37645, 333-75937, and 333-83797 on Form S-3, Registration
Statement No. 333-42765 on Form S-8 of Bank United Corp. and its subsidiaries and Registration Statement No. 333-47308 on Form S-4 of Washington Mutual, Inc. of our report dated October 23, 2000, relating to the consolidated statements of financial condition of Bank United Corp. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the September 30, 2000, annual report of Form 10-K of Bank United Corp. Our report contains an explanatory paragraph, which states that we also audited the combination of the accompanying consolidated financial statements for the year ended September 30, 1998, after restatement for the 1999 pooling of interests. Insofar as our report relates to the amounts included for Bank United Corp. and subsidiaries for the year ended September 30, 1998, prior to the restatement for the pooling of interests, it is based solely on the report of Deloitte & Touche LLP. Insofar as our report relates to the amounts included for Texas Central Bancshares, Inc. for the year ended December 31, 1998, it is based solely on the report of Payne Falkner Smith & Jones P.C.



KPMG LLP

Houston, Texas
December 14, 2000